SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2008

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

TEXAS	000-16674	74-0704500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE IMPERIAL SQUARE P. O. BOX 9 SUGAR LAND, TEXAS	77487
(Address of principal executive offices)	(Zip Code)

(281) 491-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On October 23, 2008 the Board of Directors of Imperial Sugar Company (the “Company”) elected Messrs. Ronald C. Kesselman and John E. Stokely to the Board for a term expiring at the next annual meeting of stockholders. Messrs. Kesselman and Stokely were elected to fill vacancies created as a result of the expansion of the Board to eleven members.

Messrs. Kesselman and Stokely will receive compensation in accordance with the Company’s non-employee director programs described in the Company’s Proxy Statement, dated December 20, 2007, and were each granted 8,517 restricted share units on October 23, 2008. Such restricted share units will vest six months after service on the Board terminates but no earlier than October 23, 2010. Messrs. Kesselman and Stokely have been appointed to serve on the Special Committee described below under “Other Events”, and will receive compensation for such service of a $25,000 retainer plus $1,000 per meeting attended, commencing on the sixth meeting of the Special Committee.

The Company issued a press release dated October 27, 2008 announcing the appointments which is attached hereto as Exhibit 99.1 and incorporated in this Item 5.02 by reference.

ITEM 8.01.	Other Events.

On July 31, 2008, the Board of Directors received a letter from an attorney representing a stockholder of the Company requesting, among other things, that the Board cause an independent investigation to be made with respect to alleged mismanagement and breaches of fiduciary duty by the Company’s officers, directors and employees relating to the February 7, 2008 explosion at the Company’s refinery in Port Wentworth, Georgia. On October 2, 2008, the Board received a similar letter requesting that the Company commence legal actions against specified officers and directors.

On October 23, 2008, the Board of Directors established a committee of Messrs. Kesselman and Stokely, independent and disinterested directors (the “Special Committee”), with full authority to investigate and address the allegations contained in the shareholder letters described above.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Imperial Sugar Company dated October 27, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: October 27, 2008	By:	/s/ John C. Sheptor
Name: John C. Sheptor
Title: President and Chief Executive Officer